$700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The MSCI World Dividend Growers Quality Select Index ( ticker “MXWOQPU”) Pricing date: November 20, 2020 Valuation date: January 20, 2022 Maturity date: January 25, 2022 Return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 3 00 % Maximum return: At least 13.00%* CUSIP / ISIN: 17328WT73 / US17328WT737 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value : The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is less than or equal to the initial underlying value: $1,000 + ($1,000 × the underlying return) If the final underlying value is less than the initial underlying value, you will receive less, and possibly significantly less, than the stated principal amount of your securities at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 10 , 2020 * The actual maximum return will be determined on the pricing date. ** The hypotheticals assume that the maximum return at maturity will be set at the lowest value indicated in this offering summary. Additionally, t he hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 14 Month Upturn Securities Linked to the MSCI World Dividend Growers Quality Select Index Hypothetical Payment at Maturity** Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 100.00% 13.00% $1,130.00 75.00% 13.00% $1,130.00 50.00% 13.00% $1,130.00 30.00% 13.00% $1,130.00 B 4.34% 13.00% $1,130.00 2.00% 6.00% $1,060.00 1 .00% 3 .00% $ 1,030.00 A 0.00% 0.00% $1,000.00 - 5.00% - 5.00% $950.00 - 10.00% - 10.00% $900.00 - 30.00% - 30.00% $700.00 - 50.00% - 50.00% $500.00 - 100.00% - 100.00% $0.00 A B C

Selected Risk Considerations • You may lose some or all of your investment. If the underlying depreciates from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% of that depreciation. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • Your potential return on the securities is limited to the maximum return at maturity. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have conflicts of interest with you. • The securities may become linked to a different underlying than the MSCI World Dividend Growers Quality Select Index. • The U.S. federal tax consequences of an investment in the securities are unclear. • The MSCI World Dividend Growers Quality Select Index may not be successful and may underperform the parent index. • The MSCI World Dividend Growers Quality Select Index may systematically underperform the parent index if high dividend - yielding stocks underperform the broader market. • Although the MSCI World Dividend Growers Quality Select Index aims to represent the performance of high dividend - yielding stocks, the performance of the MSCI World Dividend Growers Quality Select Index will not reflect that dividend yield. • Fluctuations in exchange rates will affect the performance of the MSCI World Dividend Growers Quality Select Index. • The MSCI World Dividend Growers Quality Select Index is subject to risks associated with non - U.S. markets. • Hypothetical back - tested performance information is subject to significant limitations. • The MSCI World Dividend Growers Quality Select Index is a relatively new index with a limited history of actual performance. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Key Features of the Index • The MSCI World Dividend Growers Quality Select Index aims to represent the performance of 80 high dividend - yielding stocks (excluding REITs) that have consistently increased dividends historically and, based on analyst estimates, are expected to increase dividends for the next year. • The stocks included in the MSCI World Dividend Growers Quality Select Index are selected from the MSCI World Index (the “Parent Index”), which measures the equity market performance of 23 developed market countries. • The following screens are applied to the Parent Index • Liquidity & REIT screen – ADTV for last 3 months of equal to or less than $5 million and REITs are excluded • Dividend sustainability screen – Stocks with zero or negative payout ratios and stocks with payout ratios exceeding 100% are excluded • Quality screen – MSCI calculates a quality score for each stock combining in equal proportion the stock’s scores on five factors: (1) Profitability, (2) Investment Quality, (3) Earnings Quality, (4) Leverage and (5) Earnings Variability. Stocks with MSCI quality scores below the mean of all stocks remaining after the screens above and stocks with MSCI quality scores that deviate by more than three standard deviations from the mean of all stocks remaining after the screens above are excluded • Dividend growth screen - Stocks that have not consistently increased dividends per share every year for 5 consecutive years historically are excluded • Forward dividend growth screen – Stocks with expected dividend yields over the next year equal to or less than their prior year’s dividend yield are excluded • From the stocks remaining after the screens are applied , the 80 stocks with the highest 12 - month dividend yields are selected, subject to the requirement that the maximum exposure to any country and sector may not exceed 10% above the corresponding country or sector weight in the Parent Index • The stocks included in the MSCI World Dividend Growers Quality Select Index are assigned equal weights at each quarterly rebalancing. • The MSCI World Dividend Growers Quality Select Index is a price return index, which means that it reflects only the prices of its constituent stocks without giving effect to the reinvestment of dividends paid on those stocks. Accordingly, although the MSCI World Dividend Growers Quality Select Index selects stocks with high dividend yields, its performance will not reflect that dividend yield. • The MSCI World Dividend Growers Quality Select Index level is reported by MSCI on Bloomberg page “MXWOQPU <Index>”. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.